NEWS	FOR IMMEDIATE RELEASE
Exhibit 99.1

CORELOGIC REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS
Delivers Strong Double-Digit Growth in Revenue, Operating and Net Income from
Continuing Operations and Earnings per Diluted Share

•	Revenues up 13.2% to $358.1 million fueled by double-digit growth in Data and Analytics and Mortgage Origination Services segments.

•	Operating income from continuing operations up 70.2% to $45.2 million reflecting higher revenues and benefits from cost reduction programs.

•	Net income from continuing operations of $29.1 million and earnings per diluted share of $0.27, up 34.5% and 42.1%, respectively.

•	Adjusted EBITDA up 45.2% to $100.2 million; adjusted EBITDA margins of 28.0%, up 620 basis points. Adjusted earnings per diluted share of $0.32, up 68.4%.

•	Company to repurchase at least 5 million shares of common stock over the balance of 2012.

Santa Ana, Calif., April 25, 2012 - CoreLogic (NYSE:CLGX), a leading provider of information, analytics and business services, today reported financial results for the quarter ended March 31, 2012.

Anand Nallathambi, President and Chief Executive Officer, said, “CoreLogic delivered double-digit increases in revenue, operating and net income and adjusted EBITDA in the first quarter of 2012. We grew our Data and Analytics and Mortgage Origination Services segments over 20%, achieved significant cost efficiencies and strengthened our capital structure. The Company's first quarter results clearly demonstrate the growth potential, operating leverage and resiliency resident in our “must have” data and information assets and mortgage origination related businesses.”

Nallathambi continued, “Our strong operating results are a clear validation that CoreLogic is executing against the strategic business plan we established in 2011. CoreLogic has now delivered accelerating revenue and earnings growth for the third quarter in a row.”

“CoreLogic continued to aggressively reduce costs in the first quarter. We delivered a 620 basis point expansion in adjusted EBITDA margins through a combination of improved operating leverage and achievement of our Project 30 targets. We also increased free cash flow conversion to almost 50% of adjusted EBITDA and paid down approximately $52 million in debt,” added Frank Martell, Chief Financial Officer. “We believe CoreLogic is well positioned to deliver against our business and financial objectives in 2012 and to return capital to our shareholders.”

First Quarter Financial Highlights

Revenues increased 13.2% or $41.8 million to $358.1 million for the quarter ended March 31, 2012. Data & Analytics (D&A) revenues were up 20.3% to $141.1 million primarily as a result of the 2011 acquisitions of RP Data and Tarasoft and growth in analytics and data licensing revenues. Mortgage Origination Services (MOS) revenues jumped 21.6% to $147.7 million fueled principally by the impact of increased demand for credit and tax services and flood certifications and the March 2011 acquisition of Dorado Network Systems. Default Services (DS) revenues of $75.0 million were down 9.7% from the same prior year period reflecting reduced market activity and lower technology and business process outsourcing revenues, partially offset by higher field services volumes.

Operating income from continuing operations totaled $45.2 million for the first quarter of 2012 compared with $26.6 million for the first quarter of 2011. This increase of 70.2% was driven by higher revenues and the benefit of ongoing cost reduction and productivity initiatives. First quarter 2012 operating income margins increased 420 basis points to 12.6%. First quarter 2012 operating income included approximately $2.2 million in one-time costs related to the strategic review process concluded on February 27, 2012.

First quarter 2012 net income from continuing operations totaled $29.1 million, a $7.4 million or 34.5% increase from prior year. First quarter 2011 net income from continuing operations benefited from an after-tax gain of $14.9 million related to the sale of the Company's minority investment in DealerTrack Holdings, Inc. which was partially offset by a $14.0 million adjustment to deferred tax assets associated primarily with the acquisition of Dorado.

First quarter 2012 adjusted EBITDA totaled $100.2 million, a 45.2% improvement from the same prior year period. Adjusted EBITDA margin for the first quarter was 28.0%, up from 21.8% in the first quarter of 2011. D&A segment adjusted EBITDA totaled $41.0 million, a $10.3 million or 33.6% increase from the prior year period attributable principally to the acquisition of RP Data and benefits from Project 30-related cost reductions. Adjusted EBITDA for the MOS segment increased $23.3 million or 71.8% to $55.8 million driven primarily by higher origination volumes and cost reductions. Adjusted EBITDA attributable to the DS segment was $11.2 million, a 30.3% decline mainly due to lower revenues.

Diluted earnings per share (EPS) from continuing operations totaled $0.27 for the first quarter of 2012, an increase of $0.08 or 42.1% from the first quarter of 2011. Adjusted diluted EPS totaled $0.32, which represented a $0.13 or 68.4% increase over the same 2011 period. Increases in diluted EPS and adjusted diluted EPS reflect higher revenues and improved margins as well as the impact of share repurchases completed during 2011.

Cost Reduction Programs

As part of its previously announced Project 30 program, the Company targeted to reduce certain costs by $60 million in 2012 in addition to the $20 million in savings achieved during 2011. Actual and planned cost reductions relate primarily to workforce reductions in corporate shared services and information technology (IT), the outsourcing of certain IT and business process functions and cuts in spending on real estate and outside services. Reductions associated with Project 30 totaled approximately $13.5 million during the first quarter of 2012, which is in line with expectations. During first quarter 2012, CoreLogic reduced its total U.S. workforce approximately 4% including an 18% reduction in corporate shared services staff.

CoreLogic recently entered into a multi-year strategic partnership with a leading specialist in comprehensive procurement solutions. The Company expects to reduce spending on purchased goods and services by approximately $20 million compared with current levels over the course of this five-year arrangement.

Liquidity and Capital Resources

At March 31, 2012, the Company had unrestricted cash of $256.4 million compared with $259.3 million at December 31, 2011. Total debt as of March 31, 2012 was $856.7 million, down $51.6 million from December 31, 2011, with available capacity on the Company's credit facility of approximately $498.3 million. The reduction in outstanding debt was the result of the Company's plan to reduce indebtedness, through voluntary and scheduled principal payments, by at least $100.0 million during the first half of 2012.

Free cash flow for the first quarter of 2012 totaled $49.2 million, which represented approximately 49.1% of adjusted EBITDA. Free cash flow is defined as net cash provided by continuing operating activities, which was $69.7 million for the first quarter of 2012, less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets, which totaled $20.5 million during the same period.

The Company expects to repurchase at least 5 million shares of its common stock on an opportunistic basis over the balance of 2012 as part of an existing Board of Directors authorization.

Non-GAAP Measures

This press release contains certain non-GAAP measures which the Company believes provide a useful supplement to its financial statements reported in accordance with U.S. GAAP. Concurrent with the release of its first quarter financial results, the Company will no longer report adjusted revenues. In addition, as previously discussed, CoreLogic has reduced the number of adjustments to its non-GAAP EBITDA metric. The Company believes these changes will simplify the external review and analysis of its financial results. Recast historical segment results (on an unaudited basis) can be accessed at http://investor.corelogic.com.

For more information about the Company's non-GAAP financial measures, refer to the discussion on the Use of Non-GAAP Financial Measures and the reconciliations of non-GAAP measures to their nearest GAAP equivalents in this release. Additional information on non-GAAP measures can be found on the quarterly financial supplement on the CoreLogic investor website.

Financial Guidance

The following table sets forth the Company's guidance for 2012:

($ in millions, except per share amounts)	2012 Guidance
GAAP Revenue(1)	$1,400 - $1,450
Adjusted EBITDA	$340 - $360
Adjusted EPS	$1.00 - $1.05

(1)Previously issued guidance was based on adjusted revenues which included pretax equity in earnings of affiliates.

Teleconference/Webcast

CoreLogic management will host a live audio webcast on Thursday, April 26, 2012, at 8:00 a.m. Pacific time (11:00 a.m. Eastern time) to discuss financial and business highlights. Interested parties are invited to listen to the event via webcast on the CoreLogic website at http://investor.corelogic.com. The discussion is also available through dial-in number 1-866-713-8310 for U.S./Canada participants or 617-597-5308 for international participants using Conference ID 62703423. A replay of the webcast will be available on the CoreLogic investor website for 30 days and also through the conference call number 1-888-286-8010 for U.S./Canada participants or 617-801-6888 for international participants using Conference ID 55262266.

Additional detail on the Company's first quarter results is included in the quarterly financial supplement, available on the Investor Relations page at http://investor.corelogic.com.

Media Contact: Alyson Austin, office phone: 714-250-6180, e-mail: alaustin@corelogic.com
Investor Contact: Dan Smith, office phone: 703-610-5410, e-mail: danlsmith@corelogic.com

About CoreLogic
CoreLogic (NYSE: CLGX) is a leading provider of information, analytics and business services. The Company combines public, contributory and proprietary data to develop predictive decision analytics and provides business services that bring dynamic insight and transparency to the markets it serves. CoreLogic has built one of the largest and most comprehensive U.S. real estate, mortgage application, fraud, and loan performance databases and is a recognized leading provider of mortgage and automotive credit reporting, property tax, valuation, flood determination, and geospatial analytics and services. More than one million users rely on CoreLogic to assess risk, support underwriting, investment and marketing decisions, prevent fraud, and improve business performance in their daily operations. The Company, headquartered in Santa Ana, Calif., has approximately 5,000 employees globally. For more information, visit www.corelogic.com.

Safe Harbor / Forward Looking Statements
Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the Company's overall financial performance, including future revenue and earnings growth, future margin improvement and future adjusted EBITDA and EPS performance, estimated future cost savings and the impact thereof; mortgage market trends; reduction in indebtedness; expected share repurchase amounts and timing; and anticipated workforce reductions. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements are set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2011, as updated by our Quarterly Reports on Form 10-Q, including but not limited to: limitations on access to or increase in prices for data from various external sources; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; compromises in the security of our data transmissions, including the transmission of confidential information or systems interruptions; difficult conditions in the mortgage and consumer lending industries and the economy generally, together with our customer concentration and the impact of these factors thereon; the restrictive covenants in the agreements governing certain of our outstanding indebtedness; our cost reduction plan and our ability to significantly decrease future allocated costs and other amounts in connection therewith; risks related to the outsourcing of services and our international operations; the inability to control the operations and dividend policies of our partially-owned affiliates; and impairments in our goodwill or other intangible assets. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
This press release contains certain non-GAAP financial measures which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for, U.S. GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included in this press release. The Company is not able to provide a reconciliation of projected adjusted EBITDA or projected adjusted earnings per share to expected reported results due to the unknown effect, timing and potential significance of special charges or gains.

The Company believes that its presentation of non-GAAP measures, such as adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted EPS provides useful supplemental information to investors and management regarding CoreLogic's financial condition and results. Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, non-cash stock compensation, non-operating gains/losses and other one-time adjustments plus pretax equity in earnings of affiliates. Adjusted net income is defined as income from continuing operations before equity earnings of affiliates and income taxes, adjusted for non-cash stock compensation, non-operating gains/losses, and other adjustments plus pretax equity in earnings of affiliates, tax affected at a planned effective tax rate of 40% rate. Adjusted EPS is derived by dividing adjusted net income by diluted weighted shares. Free cash flow is defined as operating cash flow less capitalized expenditures for property, plant, equipment and data. Other firms may calculate non-GAAP measures differently than CoreLogic limiting comparability between companies.

(Additional Financial Data Follow)

CORELOGIC, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
UNAUDITED

	For the Three Months Ended
	March 31,
(in thousands, except per share amounts)	2012	2011
Operating revenues	$358,101	$316,282
External cost of revenues	80,381	63,941
Salaries and benefits	137,742	140,996
Other operating expenses	65,260	61,732
Depreciation and amortization	29,491	23,037
Total operating expenses	312,874	289,706
Income from continuing operations	45,227	26,576
Interest expense:
Interest income	700	1,967
Interest expense	14,842	9,517
Total interest expense, net	(14,142)	(7,550)
Gain on investments and other, net	1,641	30,861
Income from continuing operations before equity in earnings of affiliates and income taxes	32,726	49,887
Provision for income taxes	13,238	33,799
Income from continuing operations before equity in earnings of affiliates	19,488	16,088
Equity in earnings of affiliates, net of tax	9,470	6,334
Net income from continuing operations	28,958	22,422
(Loss)/income from discontinued operations, net of tax	(8,967)	1,651
Loss from sale of discontinued operations, net of tax	(3,454)	—
Net income	16,537	24,073
Less: Net (loss)/income attributable to noncontrolling interests	(94)	817
Net income attributable to CoreLogic	$16,631	$23,256
Amounts attributable to CoreLogic stockholders:
Net income from continuing operations	$29,052	$21,605
(Loss)/income from discontinued operations, net of tax	(8,967)	1,651
Loss from sale of discontinued operations, net of tax	$(3,454)	$—
Net income attributable to CoreLogic	$16,631	$23,256
Basic income/(loss) per share:
Net income from continuing operations	$0.27	$0.19
(Loss)/income from discontinued operations, net of tax	(0.08)	0.01
Loss from sale of discontinued operations, net of tax	$(0.03)	$—
Net income attributable to CoreLogic	$0.16	$0.20
Diluted income/(loss) per share:
Net income from continuing operations	$0.27	$0.19
(Loss)/income from discontinued operations, net of tax	(0.08)	0.01
Loss from sale of discontinued operations, net of tax	$(0.03)	$—
Net income attributable to CoreLogic	$0.16	$0.20
Weighted-average common shares outstanding:
Basic	106,594	115,545
Diluted	107,327	116,306

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in thousands, except per share value)	March 31,	December 31,
Assets	2012	2011
Current assets:
Cash and cash equivalents	$256,359	$259,266
Marketable securities	20,964	20,884
Accounts receivable (less allowance for doubtful accounts of $22,452 and $17,365 in 2012 and 2011, respectively)	220,844	213,339
Prepaid expenses and other current assets	49,475	51,659
Income tax receivable	22,117	15,110
Deferred tax asset, current	39,584	39,584
Due from First American Financial Corporation ("FAFC"), net	578	621
Assets of discontinued operations	42,349	55,516
Total current assets	652,270	655,979
Property and equipment, net	212,494	214,237
Goodwill, net	1,475,107	1,472,206
Other intangible assets, net	158,441	164,365
Capitalized data and database costs, net	305,468	304,006
Investment in affiliates	110,088	113,809
Deferred income tax assets, long-term	36,553	38,305
Restricted cash	22,072	22,044
Other assets	130,379	125,120
Total assets	$3,102,872	$3,110,071
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$133,563	$122,859
Accrued salaries and benefits	65,028	86,444
Income taxes payable	—	—
Deferred revenue, current	220,830	201,689
Current portion of long-term debt	36,377	62,268
Due to FAFC, net	—	—
Liabilities of discontinued operations	24,137	27,399
Total current liabilities	479,935	500,659
Long-term debt, net of current	820,356	846,027
Deferred revenue, net of current	311,863	338,799
Deferred income tax liabilities, long term	17,405	18,383
Other liabilities	197,522	161,382
Total liabilities	1,827,081	1,865,250

Equity:
CoreLogic, Inc.'s (CoreLogic) stockholders' equity:
Common stock, $0.00001 par value; 180,000 shares authorized; 106,544 and 106,544 shares issued and outstanding as of March 31, 2012 and December 31, 2011, respectively	1	1
Additional paid-in capital	1,066,958	1,053,447
Retained earnings	222,817	209,389
Accumulated other comprehensive loss	(16,181)	(20,316)
Total CoreLogic's stockholders' equity	1,273,595	1,242,521
Noncontrolling interests	2,196	2,300
Total equity	1,275,791	1,244,821
Total liabilities and equity	$3,102,872	$3,110,071

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
UNAUDITED

	For the Three Months Ended
	March 31,
(in thousands)	2012	2011
Cash flows from operating activities:
Net income	$16,537	$24,073
Less: (Loss)/income from discontinued operations, net of tax	(8,967)	1,651
Less: Loss from sale of discontinued operations, net of tax	(3,454)	—
Income from continuing operations	28,958	22,422
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	29,491	23,037
Provision for bad debt and claim losses	6,498	5,424
Share-based compensation	4,354	3,110
Equity in earnings of affiliates, net of taxes	(9,470)	(6,334)
Loss on early extinguishment of debt	326	—
Deferred income tax	3,113	14,050
Loss on investments and other, net	(1,641)	(30,861)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(8,393)	6,346
Prepaid expenses and other current assets	1,945	(5,990)
Accounts payable and accrued expenses	(10,904)	(1,784)
Deferred revenue	(7,795)	(12,870)
Due to/from FAFC	975	(21,065)
Income taxes	19,487	21,934
Dividends received from investments in affiliates	19,020	12,127
Other assets and other liabilities	(6,238)	(8,026)
Net cash provided by operating activities - continuing operations	69,726	21,520
Net cash (used in)/provided by operating activities - discontinued operations	(4,694)	1,113
Total cash provided by operating activities	$65,032	$22,633
Cash flows from investing activities:
Purchase of redeemable noncontrolling interests	—	(72,000)
Purchases of capitalized data and other intangible assets	(6,959)	(6,298)
Purchases of property and equipment	(13,519)	(9,721)
Cash paid for acquisitions, net of cash acquired	—	(27,397)
Purchases of investments	—	(28,749)
Proceeds from sale of property and equipment	45	—
Proceeds from sale of investments	—	53,847
Change in restricted cash	(186)	—
Net cash used in investing activities - continuing operations	(20,619)	(90,318)
Net cash provided by/(used in) investing activities - discontinued operations	239	(1,489)
Total cash used in investing activities	$(20,380)	$(91,807)
Cash flows from financing activities:
Repayment of long-term debt	(52,247)	(211,320)
Proceeds from issuance of stock related to stock options and employee benefit plans	187	2,217
Share repurchases	—	(15,082)
Distribution to noncontrolling interests	(10)	(4,290)
Tax benefit related to stock options	56	217
Net cash used in financing activities - continuing operations	(52,014)	(228,258)
Net cash provided by financing activities - discontinued operations	1	—
Total cash used in financing activities	$(52,013)	$(228,258)
Net decrease in cash and cash equivalents	(7,361)	(297,432)
Cash and cash equivalents at beginning of period	259,266	426,212
Less: Change in cash and cash equivalents - discontinued operations	(4,454)	(376)
Cash and cash equivalents at end of period	$256,359	$129,156

Supplemental disclosures of cash flow information:
Cash paid for interest	$4,776	$7,849
Cash paid for income taxes	$1,099	$2,994
Cash refunds from income taxes	$13,170	$5,986
Non-cash financing activities:
Adjustment of carrying value of mandatorily redeemable noncontrolling interest	$—	$(3,800)

Non-cash investing activities:
Note payable issued for the acquisition of investment in affiliate	$—	$12,700

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

	For the Three Months Ended March 31, 2012
(in thousands)	Data & Analytics	Mortgage Origination Services	Default Services	Corporate	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$21,825	$32,119	$10,492	$(31,710)	$32,726
Pretax equity in earnings	644	14,856	—	(1)	15,499
Depreciation & amortization	17,408	7,418	795	3,870	29,491
Total interest expense	298	298	(74)	13,620	14,142
EBITDA	40,175	54,691	11,213	(14,221)	91,858
Stock-based compensation	780	1,152	(18)	2,440	4,354
Efficiency investments	—	—	—	4,035	4,035
Adjusted EBITDA	$40,955	$55,843	$11,195	$(7,746)	$100,247

	For the Three Months Ended March 31, 2011
(in thousands)	Data & Analytics	Mortgage Origination Services	Default Services	Corporate	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$17,585	$43,308	$14,174	$(25,180)	$49,887
Pretax equity in earnings	1,213	9,294	(18)	68	$10,557
Depreciation & amortization	11,735	5,138	$1,317	$4,847	$23,037
Total interest expense	(662)	(837)	(17)	9,067	7,550
EBITDA	$29,871	$56,903	$15,456	$(11,198)	$91,031
Stock-based compensation	787	499	109	1,715	3,110
Non-operating investment (gains)/losses	—	(24,897)	488	(3,648)	(28,057)
Efficiency investments	—	—	—	2,975	2,975
Adjusted EBITDA	$30,658	$32,505	$16,053	$(10,156)	$69,059

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED DILUTED EPS

	For the Three Months Ended March 31, 2012
(in thousands, except per share amounts)	Data & Analytics	Mortgage Origination Services	Default Services	Corporate	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$21,825	$32,119	$10,492	$(31,710)	$32,726
Pretax equity in earnings	644	14,856	—	(1)	15,499
Stock-based compensation	780	1,152	(18)	2,440	4,354
Efficiency investments	—	—	—	4,035	4,035
Adjusted pretax income from continuing operations	$23,249	$48,127	$10,474	$(25,236)	$56,614
Tax provision (40% rate)					22,646
Less: Net loss attributable to noncontrolling interests					(94)
Adjusted net income attributable to CoreLogic					$34,062
Weighted average diluted common shares outstanding					107,327
Adjusted diluted EPS					$0.32

	For the Three Months Ended March 31, 2011
(in thousands, except per share amounts)	Data & Analytics	Mortgage Origination Services	Default Services	Corporate	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	17,585	43,308	14,174	(25,180)	49,887
Pretax equity in earnings	1,213	9,294	(18)	68	10,557
Stock-based compensation	787	499	109	1,715	3,110
Non-operating investment (gains)/losses	—	(24,897)	488	(3,648)	(28,057)
Efficiency investments	—	—	—	2,975	2,975
Adjusted pretax income from continuing operations	$19,585	$28,204	$14,753	$(24,070)	$38,472
Tax provision (40% rate)					15,389
Less: Net income attributable to noncontrolling interests					817
Adjusted net income attributable to CoreLogic					$22,266
Weighted average diluted common shares outstanding					116,306
Adjusted diluted EPS					$0.19